Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 3rd day of May, 2017 (“Effective Date”), by and between Douglas Schaer (“You” or “Employee”) and Loton, Corp., a Nevada corporation (“Loton” or Company”).

In consideration of the mutual promises and agreements contained herein, the parties hereto hereby agree that the following will set forth the understanding reached between you and Company, and its successors or assign for your exclusive full-time services (the “Agreement”).

1.            Definitions: As used herein, “Loton Entity(ies)” includes Loton, Corp, and any of its subsidiaries (including LiveXLive), affiliates and/or joint venture partners and any of its or their successors and/or assigns. “Contractual Person or Party” means any person or party with or with respect to whom any Loton Entity has a direct or indirect exclusive contractual or employment arrangement, including, without limitation, artists, producers, licensors, licensees, partners, joint ventures and employees.

2.            Employment: The Company has offered you employment as Chief Operating Officer of Loton, and you accept such employment, subject to the terms and conditions of this Agreement. You understand that during the Term of this Agreement, the Company shall have the discretion to make reasonable changes to your title in a manner commensurate with your experience and skills; provided, however, that any such change in title will not result in Employee receiving a title less than a C-level executive unless Employee provides his prior written consent to such change in title.

3.            Duties and Responsibilities: During the Term of this Agreement, you shall perform all duties reasonably required of you in furtherance of your position as it relates to the Company’s business, provided all such duties assigned to you shall be consistent with the scope and dignity of your position hereunder. You will report to the Chairman and President of the Company (currently Rob Ellin) or, if in the future there is no executive bearing such title, to a substantially equivalent executive or an executive more senior than you in title or responsibility, or to such other senior or corporate executive as designated by the Company, in its reasonable discretion. You understand that during the Term of this Agreement, the Company shall have the discretion to make reasonable changes to your duties, or assign new duties to you, commensurate with your experience and skills and your current title (or new title, if any). You shall diligently and faithfully devote your full time, energy and skill to the promotion of the Company’s business interests and to the performance of your duties under this Agreement. You shall conduct yourself at all times so as to advance the best interests of the Company and shall not undertake or engage in any other business activities or continue or assume any other business affiliations which conflict or interfere with the performance of your services hereunder; provided, however, and notwithstanding anything to the contrary contained herein, during the Term, Employee may (a) invest in, and/or serve on advisory boards of or boards of directors (and in similar capacities) for, other companies or ventures which are not competitive with Company’s business and (b) engage in such additional activities as are described in Schedule A attached hereto and by this reference made a part hereof, provided that the time devoted to any such other activities does not interfere with Employee’s commitment to the Company as set forth in this paragraph and that the Company will have first priority for your services hereunder ahead of the services and/or activities described in subsections (a) and (b) of this Section 3. None of the permitted activities described above shall constitute a breach of this Agreement or any of Employee’s duties at common law or otherwise, so long as you are in full compliance with the Agreement. During the Term of this Agreement, you shall be governed by and be subject to all of Company’s rules and regulations that are applicable to employees generally or to employees at your salary grade or organizational level. If and when Company shall have a Code of Conduct and Employee Handbook, you shall be bound by and fully comply with its terms and conditions.

4.            Term: The Term of this Agreement shall be for two (2) years, and shall commence on May 3, 2017 (the “Commencement Date”), and end on May 2, 2019 (the “Term”), unless terminated earlier as provided for herein. At the end of the Term of this Agreement, if you continue to be employed by the Company at the Company’s discretion without entering into a new written agreement, then you will become an at-will employee and will be paid at your then-current biweekly salary. Your principal place of employment will be at such offices as the Company may provide within the metropolitan Los Angeles, California area or such other place you and the Company mutually designate. You will travel as reasonably necessary for the performance of your duties and be reimbursed by Company for all of your travel-related expenses in accordance with the practices and policies of Company.

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5.            Compensation:

A.           Salary. In consideration of the duties to be performed by you under this Agreement your annualized salary (“Base Salary”) will be One Hundred Eighty Thousand Dollars ($180,000), effective with the Commencement Date. On the first day of the month immediately following the date on which Company’s pending underwritten public offering of its common stock closes, if at all, your Base Salary shall thereupon be increased to Two Hundred Forty Thousand Dollars ($240,000) per annum. Your salary shall be inclusive of vacation pay.

B.             Payment. All compensation shall be payable in accordance with the Company’s normal payroll practices as they relate to time and frequency of payments and payroll deductions. Payments of salary and incentive bonus (if any) will be subject to all applicable taxes and other withholdings.

C.            Stock Grant. Company shall make a grant to you or your family trust (the “Stock Grant”) of Four Hundred Thousand (400,000) shares of Company’s restricted common stock (the “Shares”), which Shares shall vest in accordance with the terms and conditions of the Restricted Stock Agreement between Company and Employee dated as of the Effective Date including, among other things, the following, and shall be subject to forfeiture as provided in this Agreement:

(i)          The Shares shall vest in increments, in accordance with the following schedule: (a) the first tranche of Two Hundred Thousand (200,000) Shares shall vest twelve (12) months from the Effective Date; and (b) the second tranche of 200,000 Shares shall vest in twelve (12) equal monthly installments (at the end of each month) starting with the thirteenth (13th) month from the Effective Date and ending with the twenty-fourth (24th) month from the Effective Date. Following the Effective Date, the Company shall deliver to the Grantee a share certificate registered in his name for the Shares to be issued hereunder.

D.            Restrictions against Transfer. You agree that you will not transfer, assign, hypothecate, or in any way dispose of any of the Shares, or any right or interest therein, whether voluntarily or by operation of law, or by gift or otherwise (collectively, the “Transfer Restrictions”), until the end of the following dates:

(i)	The Transfer Restrictions imposed on the first tranche of 200,000 Shares shall lapse on the date that is the latter of the one (1) year anniversary of the date on which Company’s pending underwritten public offering of its common stock closes or September 30, 2018; and

(ii)	The Transfer Restrictions imposed on the second tranche of 200,000 Shares shall lapse on the second anniversary of the Effective Date.

(iii)	In addition to the foregoing, you agree to be bound by any Transfer Restriction or any lock-up agreements required by the underwriters of Company’s underwritten public offering of its common stock, and, the Stock Grant shall, in all respects, be subject to the foregoing.

E.            Transfers Void. Any purported transfer in violation of the Transfer Restriction or any other provision of this Agreement shall be void and ineffectual, and shall not operate to transfer any interest or title to the purported transferee, except that Company consents to a transfers of the Shares to any trust for the direct or indirect benefit of the Employee or any member(s) of the immediate family of the Employee so long as such transferee agrees to be bound by the terms and conditions of this Agreement and the Restricted Stock Agreement.

F.            Stock Grant. The Stock Grant will be evidenced by and be subject to the terms and conditions of a separate Notice of Grant and Restricted Stock Agreement (the “Restricted Stock Agreement”).

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G.            One-Time Bonus. You shall be eligible to receive a discretionary bonus in an amount to be determined by the Company promptly following the date on which Company’s underwritten public offering of its common stock closes.

H.            Annual Bonus. If you are employed through the end of a fiscal year, you shall be considered for an annual bonus at the sole discretion of the Board, in an amount up to 100% of the average salary under Section 5(A) above for the applicable fiscal year. If you are only employed for a part of a fiscal year, any bonus under consideration for such year shall be prorated. The Board may set any criteria for consideration of such bonus as it determines, in its sole discretion, including, without limitation the performance of the Company in meeting its financial, business and other performance targets, as the Board determines, and your performance in meeting any goals set by the Board for your individual performance. The final decision on all matters concerning the annual bonus shall be in the sole and absolute discretion of the Board, and the Board shall have the right to grant the annual bonus in whole, or in part, or not at all. Any such bonus will be payable as soon as practicable following the close of the fiscal year concerned, but in no event later than March 15 of the calendar year following the calendar year in which such fiscal year ends.

6.	Employee Benefits:

A.           Benefit Programs. During the Term, you shall be entitled to participate in any present or future employee benefit program that may be established by the Company for its employees generally and/or for all employees at your level, subject to the Company’s right to modify or terminate such benefit plans or programs at any time in its sole discretion (provided such modification or termination likewise applies to all similarly-situated Company executives). You acknowledge that Company intends to establish its Benefit Programs following the date Company’s contemplated and pending underwritten public offering of its common stock closes and that no benefit plans currently exist. Employee shall be reimbursed on a monthly basis, commencing with the closing date of the Company’s underwritten public offering of its Common Stock, for any and all COBRA or other reasonable family health insurance payments until such time as the Employee is covered by Company’s health care and medical benefits plans and programs.

B.           Vacation. You are eligible to accrue vacation (in addition to Company-wide holiday periods, during each Company fiscal year (prorated for any partial fiscal year) during the Term of this Agreement in accordance with the Company’s then current vacation policy as such policy applies to other similarly situated senior executives of the Company. Such vacation is accrued on a monthly basis and may be taken at such time or times as the Company may approve. If you fail to take the vacation allotted to you for a particular fiscal year, your rights to such vacation time shall not carry over, nor shall you be entitled to any additional compensation if you fail to take any vacation that you are entitled to.

7.             Expenses: Subject to the Company’s applicable Travel and Entertainment and Business Expense Policy (or, the practices and polices established by the Board if Company does not have a formal Travel and Entertainment and Business Expense Policy) as such policies apply to other similarly situated senior executives of the Company and upon your submission of documentation satisfactory to the Company, the Company will reimburse you for all lawful, reasonable and necessary out-of-pocket expenses incurred by you in connection with the performance of your duties under this Agreement in accordance with Company’s practices and policies that apply to all similarly situated executives.

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8.            Duty of Confidentiality: You acknowledge that during your employment, you will have access to confidential and proprietary information relating to the Company, including, without limitation, financial information, trade secrets, client lists, passwords, marketing strategies, financial information, royalty information, contracts with third parties and the terms thereof, contract proposals and negotiations, government, legislative and regulatory activities, litigation matters, and personnel and policy information (collectively, “Confidential Information”). At all times hereafter, you will, to the fullest extent legally permissible, maintain the confidentiality of all Confidential Information. You will not, either directly or indirectly, make any disclosure of Confidential Information to any third party, or make any use of Confidential Information, for your own benefit or the benefit of any third party, without the Company’s prior written consent. In the event that you are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Confidential Information, you will notify the Company’s General Counsel promptly (but no later than five (5) days from receipt of such request) so that the Company may seek a protective order or other appropriate remedy or, in the Company’s sole discretion, waive compliance with the terms of this Agreement. In the event that no such protective order or other remedy is obtained, you agree to furnish only that portion of the Confidential Information which you are advised by legal counsel is required and will exercise all reasonable efforts (at the Company’s expense) to obtain reliable assurance that confidential treatment will be accorded the Confidential Information. Notwithstanding the foregoing, you shall be entitled to disclose Confidential Information to your attorneys and accountants on a need-to-know basis in connection with asserting your rights under this Agreement, provided such attorneys and accountants agree to be bound by the confidentiality provisions hereof. As remedies at law maybe inadequate to protect the Company against any actual or threatened breach of this policy, the Company shall have the right to injunctive relief in the Company’s favor without proof of irreparable harm. It is acknowledged that Confidential Information shall not include (i) information that is generally available to the public and (ii) information that becomes available to you on a non-confidential basis from a source other than the Company or any of the Loton Entities who, to your knowledge, are (A) not otherwise bound by a confidentiality agreement with the Company or any of the Loton Entities and (B) not otherwise prohibited from transmitting the information to you.

9.            Non-Competition: You acknowledge that your services are unique and extraordinary. You also acknowledge that your position will give you access to confidential information of substantial importance to the Company. During the Term of this Agreement and except as otherwise provided for hereunder, you shall not (except with the Company’s prior written consent) be employed or render services for any entity other than any of the Loton Entities or directly or indirectly engage in any activities that are competitive with or detrimental to any business conducted by the Loton Entities. The prohibitions set forth in this paragraph 9 shall apply to such activities, whether as owner, employee, independent contractor, partner, consultant, investor, lender or otherwise, and whether acting alone or together with others, except that nothing herein contained shall bar you from ownership of less than one percent (1%) of the number of outstanding shares of any securities listed for trading on any national exchange.

10.           Non-Solicitation: During the Term of this Agreement, you shall not directly or indirectly solicit or encourage any Contractual Person or Party, as defined in paragraph 1 above, to enter into or become the subject of any direct or indirect contractual or employment arrangement with you or with any third party, business or enterprise with which you are or may become directly or indirectly affiliated.

11.          Work Product: All of your work product (created solely or jointly with others) given, disclosed, created, developed or prepared in connection with your employment with the Company (“Work Product”) shall be deemed “works made for hire,” as that term is defined in the United States Copyright Act. Work Product as used herein shall include, without limitation, any ideas or concepts, reports, recommendations, analyses, press materials, speeches, whitepapers and other information, data, and materials developed or prepared by you in connection with your employment by the Company. The Company and its affiliates or their designees shall have the exclusive right to make full and complete use of, and make changes to, all Work Product without restrictions or liabilities of any kind, and you shall not have the right to use any such materials, other than within the legitimate scope and purpose of your employment with the Company, without the Company’s prior written consent. You shall take whatever additional lawful action may be reasonably necessary, and sign whatever documents the Company may reasonably require, in order to secure and vest in the Company or its designee all right, title, and interest in and to any Work Product and any intellectual property rights therein (including full cooperation in support of any of the Company applications for patents and copyright or trademark registrations).

12.          Return of Company Property: Upon the termination of your employment with the Company, you will promptly return to the Company all Company property and all material or documents containing Confidential Information, including without limitation, all computers (including laptops), cell phones, keys, PDAs, Blackberries, credit cards, facsimile machines, sound systems, stereo equipment, televisions, card access to any Company building, customer lists, computer disks, reports, files, memoranda, records and software, computer access codes or disks and instructional manuals, internal policies, and other similar materials or documents which you received or prepared or helped prepare in connection with your employment with the Company. You will not retain any copies, duplicates, reproductions or excerpts of such material or documents. You further agree to take all necessary actions, if required by and at the cost of the Company, to vest such property rights in the Company.

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13.           Equitable Relief: You agree that the restrictions contained in paragraphs 8, 9, 10,11 and 12 are fair and reasonable and necessary for the protection of the legitimate business interests of the Loton Entities and that the Company would not have entered into this Agreement without the inclusion of such restrictions. Moreover, you recognize and expressly acknowledge that these restrictions grant the Company only such reasonable protection as is necessary to preserve the legitimate business interests of the Loton Entities. You further acknowledge and agree that any breach by you of the covenants and agreements contained paragraphs 8, 9, 10, 11 or 12 herein will result in irreparable injury to the Loton Entities for which money damages could not adequately compensate the Loton Entities. Therefore, in the event of any such breach, the Loton Entities shall be entitled (in addition and without prejudice to all other remedies in law or equity available to them) to equitable relief byway of restraining order, injunction or other order to enforce this Agreement without the necessity of posting a bond or other security. The existence of any claim or cause of action that you may have against the Loton Entities or the Loton Entities may have against you shall not constitute a defense or bar to the enforcement of such covenants. If it is determined bay court of competent jurisdiction that any restriction contained in paragraphs 8, 9, 10, 11 or 12 herein is unreasonable or unenforceable under the law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by law.

14.	Termination:

A.           Termination for Cause. The Company shall have the right at any time, upon written notice, to terminate your employment and this Agreement for Cause. For purposes of this Agreement, “Cause” shall mean (i) a material breach by you of your material obligations under this Agreement (other than paragraphs 8, 9, 10, and 11), and which is not remedied within fourteen (14) business days after receipt of written notice from the Company specifying such breach, (ii) commission by you of an act of fraud, embezzlement, misappropriation, theft, dishonesty or willful misconduct or breach of fiduciary duty, (iii) a material breach by you of paragraphs 8, 9, 10, or 11; (iv) your conviction of or entry of any pleas other than “Not Guilty” to any felony; (v) your failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Company consistent with the terms of this Agreement, which is not remedied within fourteen (14) business days after receipt of written notice from the Company specifying such failure; (vi) your material violation of any law, policy or rule applicable to Company’s business and operations, including any law, policy or rule of any regulatory agency; (vii) your material violation (as determined in Company’s sole discretion) of any of the Company’s material policies whether in Company’s Employee Handbook, Code of Conduct, or policies determined by the Board, or otherwise; or (viii) your engaging in conduct which, in the Company’s reasonable judgment, is materially detrimental to the Company’s business, good will or good name. If the Company terminates your employment and this Agreement for Cause, you will forfeit all Shares (whether or not vested) and have no right to receive any further compensation, other than unpaid Base Salary up to the date of termination, approved but unreimbursed expenses in accordance with the Company’s policies and payroll practices that are owed to you as of the date the Agreement is terminated and any bonus actually granted by the Board but unpaid in respect of the Company fiscal year immediately preceding the fiscal year during which termination occurs pursuant to this subparagraph 14.A, which shall be payable to you by the Company at such time as the Company pays bonuses to its senior executives in respect of the fiscal year concerned, but in no event later than March 15 of the calendar year following the calendar year in which such termination occurs.

B.           Death. If you die during the Term of this Agreement, your employment and this Agreement shall automatically terminate on the date of your death. In such event, you shall have no right to receive any further compensation, other than unpaid Base Salary up to the date of termination, any bonus actually granted by the Board but unpaid in respect of the Company fiscal year immediately preceding the fiscal year during which termination occurs pursuant to this subparagraph 14.B, which shall be payable to you by the Company at such time as the Company pays bonuses to its senior executives in respect of the fiscal year concerned, but in no event later than March 15 of the calendar year following the calendar year in which such termination occurs, accrued benefits in accordance with their applicable policies, and approved but unreimbursed expenses that are owed to you as of the date of your death. Any such payments that you are entitled to as of your date of death will be paid to your legal representatives in accordance with the Company’s policies and payroll practices. Additionally, you shall forfeit a portion of the 400,000 Shares applicable the period of the Term that is 120 days following your death as follows: You shall forfeit Shares equal to the result of the 400,000 Shares multiplied by a fraction the numerator of which is the number of days that remain in the Term after the date that is 120 days following the date of your death and the denominator of which is 730. The Shares that are not forfeited shall continue to vest and shall continue to be subject to the restrictions that are otherwise applicable to such Shares, and the forfeitures shall be applied starting with the Shares that would otherwise vest last.

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C.           Disability. If you fail to render services as called for by this Agreement because of physical or mental illness or other disability for a continuous period of ninety (90) days, or for shorter periods aggregating more than ninety (90) days in any consecutive one hundred eighty day period (or such longer period as may be required to comply with applicable law), then the Company may terminate your employment and this Agreement upon thirty (30) days written notice to you. Notwithstanding the foregoing, if you are a “specified employee” as defined under Code Section 409A and you have a “separation from service” (as defined in Code Section 409A) on account of your physical or mental illness or other disability, and pursuant to the above provisions, you have not yet been terminated, your employment shall terminate upon such “separation from service”. If the Company terminates your employment in accordance with this subparagraph 14.C, you shall have no right to receive any further compensation, other than unpaid Base Salary up to the date of termination, any bonus actually granted by the Board but unpaid in respect of the Company fiscal year immediately preceding the fiscal year during which termination occurs pursuant to this subparagraph 14.B, which shall be payable to you by the Company at such time as the Company pays bonuses to its senior executives in respect of the fiscal year concerned, but in no event later than March 15 of the calendar year following the calendar year in which such termination occurs, accrued benefits in accordance with their applicable policies, and approved but unreimbursed expenses that are owed to you as of the date of such termination, which amounts shall be paid to you in accordance with the Company’s policies and payroll practices. Additionally, you shall forfeit a portion of the 400,000 Shares applicable the period of the Term that is 120 days following the disability termination date as follows: You shall forfeit Shares equal to the result of the 400,000 Shares multiplied by a fraction the numerator of which is the number of days that remain in the Term after the date that is 120 days following the date of your disability and the denominator of which is 730. The Shares that are not forfeited shall continue to vest and shall continue to be subject to the restrictions that are otherwise applicable to such Shares, and the forfeitures shall be applied starting with the Shares that would otherwise vest last.

D.           Termination without Cause.

The Company shall have the right at any time to terminate your employment and this Agreement without Cause, and in such event, the following shall apply:

(1)         You shall receive (i) fifty (50%) percent of your Base Salary for the remainder of the Term up to a maximum of six (6) months’ salary, however, if such termination occurs in the last six (6) months of the Term, then you will receive three (3) months’ Salary or the salary for the remainder of the Term, whichever is less (in either case calculated at the rate in effect at the time of your termination and all payable in substantially equal installments in accordance with the Company’s normal payroll practices commencing as of the first regular pay date following such termination)(the “Severance Payment”), (ii) unpaid Base Salary up to the date of termination (and calculated at the rate in effect at the time of your termination), (iii) accrued benefits in accordance with their applicable policies, (iv) any bonus granted by the Board but unpaid in respect of the Company fiscal year immediately preceding the fiscal year during which termination occurs pursuant to this subparagraph 14.D which shall be payable to you by the Company at such time as the Company pays bonuses to its senior executives in respect of the fiscal year concerned, but in no event later than March 15 of the calendar year following the calendar year in which such termination occurs, (v) approved but unreimbursed expenses incurred through the date of termination payable in accordance with the Company’s policies and paragraph 7 hereof. Collectively, the amounts listed in items 14.D(1)(ii) through (v) shall be referred to as “Accrued Amounts.”

(2)         If the termination under this Paragraph 14D shall occur at any time up to the first anniversary of the Effective Date, you shall forfeit a portion of the 400,000 Shares applicable the period of the Term that is 360 days following the date this Agreement is terminated by Company without Cause as follows: You shall forfeit Shares equal to the result of the 400,000 Shares multiplied by a fraction the numerator of which is the number of days that remain in the Term after the date that is 360 days following the termination date and the denominator of which is 730. The Shares that are not forfeited shall continue to vest and continue to be subject to the restrictions that are otherwise applicable to such Shares, and the forfeitures shall be applied starting with the Shares that would otherwise vest last. If the termination under this Paragraph 14D shall occur after the first anniversary of the Effective Date, there shall be no forfeiture of Shares under this Paragraph 14D.

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(3)         Notwithstanding the foregoing, you shall not be entitled to receive the payments in 14D(1)(i) above unless you execute a general release in favor of Company in a form provided by and acceptable to the Company (the “Release”) within fifty (50) days following the date of termination of your employment, or such earlier date specified in the Release (collectively, the “Release Period”), which will include, among other provisions, each of the provisions set forth on Exhibit A hereto, and the Release is not revoked by you, and provided, further, that you are in full compliance with paragraph 12 hereof. Notwithstanding the foregoing, any payment pursuant to Paragraph 14D(1)(i) above that is scheduled to be made prior to the date the Release is effective will be accumulated and held by the Company on your behalf and paid to you with the Company’s regular bi-weekly payroll cycle which is sixty (60) days following your termination of employment, but in no event prior to the effectiveness of the Release.

E.           Termination For Good Reason. (1) The Employee shall have the right at any time to terminate this Agreement for Good Reason upon written notice by the Employee to the Company of a termination for Good Reason, including providing detailed written notice of the facts and circumstances giving rise to the termination notice, unless such events are corrected in all material respects by the Company within 30 days following written notification by the Employee to the Company that he intends to terminate his employment hereunder for one of the reasons set forth below. In the event that something is not reasonably curable by the Company within 30 days, if the Company has commenced in good faith the process of trying to cure the issue raised in Employee’s notice and continues to proceed with reasonable diligence to cure it, then the termination notice shall be stayed until such time as the issue is cured. “Good Reason” shall mean, without the express written consent of the Employee, the occurrence of any of the following events: (i) except as permitted under Sections 2 and 3 hereunder, assignment to the Employee of any duties that are materially with the Employee’s position (including titles and reporting relationships), authority, duties or responsibilities as contemplated by this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities; (ii) any material failure by the Company to comply with any of the material provisions regarding Employee’s base salary or bonus; (iii) the Employee being required to relocate to a principal place of employment outside of the City of Los Angeles; or (iv) any breach of the Company’s representations set forth herein.

(2)          If the Employee’s employment by the Company is terminated by the Employee for Good Reason, the Company shall pay and provide for the Employee in accordance with Section 14D(1) and (2) above

F.           Termination Related to Financing. The Company is currently in the process of an underwritten public offering of its Common Stock (the “Offering”). If the Offering does not close on or before August 31, 2017, the Company shall have the right to reduce or suspend Employee’s Base Salary by written notice to Employee, effective on or after August 31, 2017 and up to the date the Offering closes, if at all. If Company exercises said right, Employee shall have the right to provide Company with a notice of termination, which shall be effective if Company does not reinstate Employee’s Base Salary within five (5) business days of receipt of written notice of termination from Employee. If employment is terminated due to Company’s failure to restore Employee’s Base Salary under this Section 14F, Employee shall receive all Accrued Amounts and no other payments. In addition, you shall forfeit 50% of the portion of the Shares that are applicable the period of the Term following the date this Agreement is terminated under this Paragraph 14F as follows: You shall forfeit 50% of the 400,000 Shares that are applicable to the period of the Term after the termination date as follows: (i) start with a fraction the numerator of which is the number of days that remain in the Term after the termination date and the denominator of which is 730 and this results in a “percentage (“X Percentage”); (ii) the 400,000 Shares are then multiplied by X Percentage and that calculation results in a reduced number of Shares (“Reduced Shares”); and (iii) the number of Reduced Shares are then multiplied by 50% which results in the number of Shares to be forfeited. The Shares that are not forfeited shall continue to vest and continue to be subject to the restrictions that are otherwise applicable to such Shares, and the forfeitures shall be applied starting with the Shares that would otherwise vest last. (For example, if the termination occurred on September 1, 2017, you would forfeit 164,500 Shares of the 400,000 Shares as follows: 600 days / 730 days = 82.25% times 400,000 Shares equals 329,000 Shares times 50% = 164,500 Shares forfeited).

15.          Notices: All notices and other communications required by this Agreement must been writing. Notice to you shall be sent to the address to which this letter is addressed.

Notice to the Company shall be sent to:

Loton, Corp.

269 S. Beverly Drive - #1450

7

Beverly Hills, CA 90212

Attention: Rob Ellin, Executive Chairman & President

rob@livexlive.com

Attention: Rob Ellin, Executive Chairman

& President

Notice to you shall be sent to:

Douglas Schaer

2119 Pelham Avenue

Los Angeles, CA 90025

doug@livevlive.com

Notices delivered by hand or telefax shall be deemed received on the date delivered; notices delivered by certified or registered mail, return receipt requested, shall be deemed received on the date received.

16.          Withholding Taxes: If, and to the extent that, the receipt by you of any amounts, benefits (including employee benefits), perquisites or similar items provided or to be provided under this Agreement is compensation taxable to you, you shall be responsible for the payment of any and all taxes imposed upon you in respect thereof and shall not be entitled to reimbursement therefor from the Company or to any increase in your compensation hereunder by reason thereof. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant tony applicable law or regulation.

17.          Compliance with Code Section 409A. Notwithstanding any provision herein to the contrary, the Company makes no representations concerning the your tax consequences under this Agreement as they relate to Section 409A (as defined below) of the Internal Revenue Code of 1986, as amended (“Code”), or any other federal, state, or local tax law. Your tax consequences will depend, in part, upon the application of relevant tax law, including Code Section 409A, to the relevant facts and circumstances. You acknowledge that Section 409A of the Code places responsibility for additional taxes and penalties on you and not the Company in the event of a breach of the provisions of Section 409A of the Code. You should consult a competent and independent tax advisor regarding his tax consequences under the Agreement."

18.          Successors and Assigns: This Agreement shall inure to the benefit of and be binding upon you, your heirs, executors, administrators and legal representatives and upon the Company and its successors and assigns. This is a personal service contract and may not be assigned by you but may be assigned by the Company to any subsidiary, affiliated or controlling entity, to any entity owning or acquiring a substantial portion of the assets of the Company, tony partnership or other venture in which the Company participates; provided, that, such entity assumes the Company’s obligations hereunder.

19.          Entire Agreement: This Agreement constitutes the entire agreement between you and the Company with respect to your employment by the Company and cannot be changed or terminated orally. This Agreement supersedes any prior or contemporaneous written or oral agreements between you and the Company relating to the same subject matter. No modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by both you and the Company.

20.           Severability: If any provision of this Agreement is held to be unenforceable by a court or arbitrator, the remaining provisions shall remain valid, binding and in full force to the maximum extent possible. If a court determines that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unenforceable.

21.           No Waiver: No failure on the part of either party to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise on any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

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22.           Headings: The headings of the several sections of this Agreement have been inserted for convenience of reference only and shall be given no effect in the construction or interpretation of this Agreement.

23.           Governing Law: This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to conflicts of laws. The parties agree to the exclusive jurisdiction and venue of the Courts of the State of California, in the County of Los Angeles for the resolution of all disputes arising under this Agreement and consent to personal jurisdiction in Los Angeles. TO THE EXTENT PERMITTED BY LAW, YOU AND THE COMPANY HEREBY IRREVOCABLY WAIVE TRIAL BY JURY.

24.           Representation: This Agreement has been offered to you based on your representation that as of the commencement of your employment with the Company and throughout the Term, you will not be under any written or oral agreement, nor will you have at any time entered into an agreement, noncompetition covenant, nondisclosure agreement, or any similar agreement, covenant, understanding, or restriction, with any other person, firm, or corporation, which would or could in any manner preclude or prevent you from giving freely, and the Company receiving, the exclusive benefits of your services.

25.           Acknowledgement: You acknowledge that you have carefully read and fully understand this Agreement and have had sufficient time to obtain independent legal advice prior to the execution of this Agreement. You further acknowledge that you are entering this Agreement freely and voluntarily. The parties agree to pay their own legal fees and costs incurred in connection with the preparation of this Agreement and in connection with any dispute that may arise with respect to it.

26.           Survival: You acknowledge and agree that the covenants, agreements, representations and warranties contained in paragraphs 5C, 5D, 5E, 5F and 8 through 31 of this Agreement shall survive, in accordance with their terms, the expiration or termination of this Agreement for any reason.

27.            Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

28.           Representations. The Company represents and warrants that, as of the Effective Date, the Company has the legal right to enter into this Agreement and to perform all of the obligations on its part to be performed hereunder in accordance with its terms, and that Company is not a party to any agreement or understanding, written or oral, which could prevent Company form entering into this Agreement or performing all of its obligations hereunder.

30.           Attorney’s Fees. In the event legal action is instituted by either of the parties hereunder the subject matter of which arises out of, relates to, or is in connection with this Agreement or the enforcement hereof, the prevailing party shall be entitled to receive from the other party all reasonable attorney’s fees and legal costs in connection with such legal action including, but not limited to, any reasonable fees and costs related to collection of any awards or judgments against the non-prevailing party.

31.           Further Assurances.  Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the relationships described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

33.            Liability Insurance. The Company shall cover the Employee under directors and officers’ liability insurance during the Term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.

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IN WITNESS WHEREOF, the parties have executed this agreement as of the day and year first above written.

LOTON, CORP

By:	/s/ Robert Ellin
Name: Robert Ellin
Title: Executive Chairman and President

/s/ Douglas Schaer
Douglas Schaer

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EXHIBIT A

to the Employment Agreement between Douglas Schaer (“you”) and Loton, Corp. (“Company”) dated as of May 3, 2017

PROVISIONS REQUIRED FOR A GENERAL RELEASE

Release of the Company.

In consideration of the benefits set forth above, you voluntarily, knowingly and willingly release and forever discharge the Company, its parent entities, shareholders, predecessors, subsidiaries (including LiveXLive), joint ventures, affiliates, successors and assigns, together with each of those entities ‘respective owners, officers, directors, partners, shareholders, employee benefit plans, employee benefit administrators, employees, and agents (collectively, the “Releases”), from any and all claims and rights of any nature whatsoever which you now have or in the future may have against them up to the date upon which you execute this Agreement. This release includes, but is not limited to, any rights or claims relating to your employment relationship with the Company, any rights or claims relating to the termination of your employment relationship with the Company, any contract claims (expressed or implied, written or oral), any rights or claims based on personal injury, wages, bonuses, commissions, expense reimbursements, vacation pay, benefits, defamation, slander, wrongful discharge, tort law, contract law, or any rights or claims under any federal, state or local statute, including, without limitation, the National Labor Relations Act, the Occupational Safety and Health Act of 1970, Title VII of the 1964 Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Americans with Disabilities Act, the Rehabilitation Actor 1973, the Civil Rights Act of 1866 (42 B.SC. § 1981), the Civil Rights Act of 1991, the Equal Playact, the Family and Medical Leave Act, the Fair Labor Standards Act, the Worker Adjustment Retraining and Notification Act, the Immigration Reform and Control Act of 1986, the Employee Retirement Income Security Act of 1974, all as amended. This release specifically includes, but is not limited to, any claims based upon discrimination and/or harassment on the basis of age, race, color, religion, creed, sex, national origin, sexual orientation, ancestry, mental or physical disability, alienage or citizenship status, marital status, or any other class protected by law. Each party acknowledges that he, she or it has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides, substantially, as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor.”  Each party, being aware of and familiar with the terms of California Civil Code Section 1542, hereby expressly waives and relinquishes any and all rights or benefits he, she or it may have under California Civil Code Section 1542, as well as under any other codes, statutes or common law principles of similar effect, in California or in any other state or jurisdiction whatsoever with respect to any and all matters included in the release provisions of this agreement, expressly including within the scope of the releases as set forth in such release provisions, any claims which are not known to him, her or it or are not ascertainable at the time this Agreement is executed.

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